Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

NET Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other(2)	24,942,230	$14.80	(2)	$369,145,004.00	$110.20 per $1,000,000	$40,679.78
Total Offering Amounts						$369,145,004.00		$40,679.78
Total Fee Offsets								—
Net Fee Due								$40,679.78

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered includes any additional shares of Class A common stock, par value $0.0001 per share, of NET Power Inc. (“Class A Common Stock”) that become issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act; this price is equal to the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on August 15, 2023.